EXHIBIT A

AMERICAN DEPOSITARY SHARES

(Each American Depositary Share represents fifty Deposited Shares)

THE BANK OF NEW YORK

AMERICAN DEPOSITARY RECEIPT

FOR COMMON STOCK WITHOUT NOMINAL (PAR) VALUE OF

TERRANOVA S.A.

(INCORPORATED UNDER THE LAWS OF THE REPUBLIC OF CHILE)

The Bank of New York as depositary (hereinafter called the "Depositary"), hereby certifies that ___________________________, or registered assigns IS THE OWNER OF ___________________________

AMERICAN DEPOSITARY SHARES representing deposited common stock without nominal (par) value (herein called "Shares") of Terranova S.A. (herein called the "Company") , incorporated under the laws of the Republic of Chile (“Chile”).  At the date hereof, each American Depositary Share represents fifty Shares deposited or subject to deposit under the Deposit Agreement (as such term is hereinafter defined) at the Santiago, Chile office of Banco Santander-Chile (herein called the "Custodian").  The Depositary's Corporate Trust Office is located at a different address than its principal executive office.  Its Corporate Trust Office is located at 101 Barclay Street, New York, N.Y. 10286, and its principal executive office is located at One Wall Street, New York, N.Y. 10286.

THE DEPOSITARY'S CORPORATE TRUST OFFICE ADDRESS IS

101 BARCLAY STREET, NEW YORK, N.Y.  10286

1.

THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called "Receipts"), all issued and to be issued upon the terms and conditions set forth in the deposit agreement, dated as of March __, 2005 (herein called the "Deposit Agreement"), by and among the Company, the Depositary, and all Owners and Beneficial Owners from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and become bound by all the terms and conditions thereof.  The Deposit Agreement sets forth the rights of Owners and Beneficial Owners and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property, and cash are herein called "Deposited Securities").  Copies of the Deposit Agreement are on file at the Depositary's Corporate Trust Office in New York City and at the office of the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement to which reference is hereby made.  Capitalized terms defined in the Deposit Agreement and not defined herein shall have the meanings set forth in the Deposit Agreement.

2.

SURRENDER OF RECEIPTS AND WITHDRAWAL OF SHARES.

Upon surrender at the Corporate Trust Office of the Depositary of this Receipt, and upon payment of the fee of the Depositary provided in this Receipt and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal of the Deposited Securities and upon delivery of any certifications required under the laws of Chile and the regulations of the Central Bank of Chile (hereinafter called the “Central Bank), if applicable, and subject to the terms and conditions of the Deposit Agreement, the Estatutos of the Company and the Deposited Securities, the Owner hereof is entitled to delivery, to him or upon his order, of the Deposited Securities at the time represented by the American Depositary Shares for which this Receipt is issued.  Delivery of such Deposited Securities may be made by the delivery of (a) Shares in the name of the Owner hereof or as ordered by him or certificates properly endorsed or accompanied by proper instruments of transfer and (b) any other securities, property and cash to which such Owner is then entitled in respect of this Receipt.  Simultaneously with the delivery of Deposited Securities to the Owner or its designee, the Custodian and/or the Depositary, pursuant to Chapter XIV of the Compendium of Foreign Exchange Regulations of the Central Bank, will inform the Central Bank that the Deposited Securities have been transferred to the Owner or its designee by the Depositary.  Such delivery will be made at the option of the Owner hereof, either at the office of the Custodian or at the Corporate Trust Office of the Depositary, provided that the forwarding of certificates for Shares or other Deposited Securities for such delivery at the Corporate Trust Office of the Depositary shall be at the risk and expense of the Owner hereof.  Neither the Depositary nor the Custodian shall deliver Shares, by physical delivery, book-entry or otherwise (other than to the Company or its agent as contemplated by Section 4.8 of the Deposit Agreement), or otherwise permit Shares to be withdrawn from the facility created hereby, except upon the surrender and cancellation of Receipts.

3.

TRANSFERS, SPLIT-UPS, AND COMBINATIONS OF RECEIPTS.

The transfer of this Receipt is registrable on the books of the Depositary at its Corporate Trust Office by the Owner hereof in person or by a duly authorized attorney, upon surrender of this Receipt properly endorsed for transfer or accompanied by proper instruments of transfer and funds sufficient to pay any applicable transfer taxes and the expenses of the Depositary and upon compliance with such regulations, if any, as the Depositary may establish for such purpose.  This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares and the same rights to distributions with respect thereto as those evidenced by the Receipt or Receipts surrendered.  As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any Receipt or withdrawal of any Deposited Securities, the Depositary, Company, Custodian, or Registrar may require (a) payment from the depositor of the Shares or the presentor of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as provided in this Receipt, (b) the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary and the Company may establish consistent with the provisions of the Deposit Agreement or this Receipt, including, without limitation, this Article 3, and may also require compliance with any laws or governmental regulations relating to the Receipts or to the withdrawal of Deposited Securities as may be established by any governmental authority in Chile or the United States or the Central Bank or the Superintendencia de Valores y Seguros of Chile (hereinafter called the “SVS”).

The delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or this Receipt, or for any other reason, subject to the provisions of the following sentence.   The surrender of outstanding Receipts and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes and other charges as contemplated in the Deposit Agreement, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities.  If in the opinion of the Depositary there is a reasonable possibility that a fee, tax or other charge of the sort referred to in Section 3.2 of the Deposit Agreement will become payable by, or be assessed against, the Depositary or the Custodian following the delivery, transfer or surrender of Receipts or withdrawal of Shares or other Deposited Securities, the Depositary may, in its discretion and as a condition precedent to the consummation of any such transaction, require the Owner to give the Depositary an indemnity bond in such form and amount and with such surety as it may accept as reasonably sufficient to indemnify it against such potential liabilities.  Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares.

4.

LIABILITY OF OWNER FOR TAXES.

If any tax or other governmental charge shall become payable with respect to any Receipt, any American Depositary Shares, any Shares or any Deposited Securities, including without limiting the generality of the foregoing any Chilean tax on a gain realized, or deemed to be realized, upon the withdrawal or sale of Shares or other Deposited Securities, such tax or other governmental charge shall be payable by the Owner hereof to the Depositary, who shall pay the amount thereof to the Depositary upon demand.  The Depositary may (and at the request of the Company shall) refuse to effect any transfer of this Receipt or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced by such Receipt until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner hereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Owner hereof shall remain liable for any deficiency.

5.

WARRANTIES OF DEPOSITORS.

Every person depositing Shares under this Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefore are validly issued, fully paid, nonassessable and were not issued in violation of any preemptive or similar rights of the holders of outstanding Shares, that the person making such deposit is duly authorized to do so and that the deposit of such Shares is not prohibited or restricted by Chilean law.  Every such person shall also be deemed to represent that such Shares are not, and American Depositary Shares representing such Shares would not be, Restricted Securities.  Such representations and warranties shall survive the deposit of Shares and delivery of Receipts.

6.

FILING PROOFS, CERTIFICATES, AND OTHER INFORMATION.

Any person presenting Shares for deposit or any Owner of a Receipt may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, payment of all applicable Chilean taxes or other governmental charges, or such information relating to the registration on the books of the Company or the Foreign Registrar, if applicable, to execute such certificates and to make such representations and warranties, as the Depositary or the Company may deem necessary or proper.  The Depositary may (and at the request of the Company shall) withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made.  The Depositary shall provide to the Company, promptly upon the Company's written request, copies of any such proofs of citizenship or residence or other information referred to above.  The Company may from time to time request Owners to provide information as to the capacity in which such Owners own Receipts and regarding the identity of any other persons then interested in such receipts and the nature of such interest.  Each Owner agrees to provide any information reasonably requested by the Company or the Depositary pursuant to this section.  No Shares shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any approval, if required, has been granted by any governmental body in Chile that is then performing the function of the regulation of currency exchange.

If the person proposing to deposit Shares is not domiciled or resident in Chile, the Custodian shall not accept those Shares unless it receives from or on behalf of that person sufficient evidence that the Shares were purchased in full compliance with the foreign exchange regulations applicable to investments in Chile (either Chapter XIV of the Compendium of Foreign Exchange Regulations of the Central Bank or Decree Law 600 of 1974, as amended, and related agreements with the Foreign Investment Committee) and, if applicable, an instrument whereby that person assigns and transfers to the Depositary any rights it may have under Chilean regulations relating to currency exchange.  Pursuant to Chapter XIV of the Compendium of Foreign Exchange Regulations of the Central Bank, the Custodian and/or the Depositary shall give notice to the Central Bank that the Shares have been deposited in exchange of Receipts.

7.

CHARGES OF DEPOSITARY.

The Company agrees to pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Company from time to time.  The Depositary shall present its statement for such charges and expenses to the Company once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.3 of the Deposit Agreement), whichever applicable: (1) taxes and other governmental charges (except as provided in Section 5.8 of the Deposit Agreement, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Company or Foreign Registrar and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the terms of the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.5 of the Deposit Agreement, (5) a fee of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Section 2.3, 4.3 or 4.4 of the Deposit Agreement and the surrender of Receipts pursuant to Section 2.5 or 6.2 of the Deposit Agreement and (6) a fee for, and deduct such fee from, the distribution of proceeds of sales of securities or rights pursuant to Sections 4.2 or 4.4 of the Deposit Agreement, respectively, such fee being in an amount equal to the fee for the issuance of American Depositary Shares referred to above which would have been charged as a result of the deposit by Owners of securities (for purposes of this clause 6 treating all such securities as if they were Shares) or Shares received in exercise of rights distributed to them pursuant to Sections 4.2 or 4.4 of the Deposit Agreement, respectively, but which securities or rights are instead sold by the Depositary and the net proceeds distributed.

The Depositary, subject to Article 8 hereof, may own and deal in any class of securities of the Company and its affiliates and in Receipts.

8.

PRE-RELEASE OF RECEIPTS.

Unless requested by the Company to cease doing so, the Depositary may, notwithstanding Section 2.3 of the Deposit Agreement, execute and deliver Receipts prior to the receipt of Shares pursuant to Section 2.2 of the Deposit Agreement ("Pre-Release").  The Depositary may, pursuant to Section 2.5 of the Deposit Agreement, deliver Shares upon the receipt and cancellation of Receipts which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such Receipt has been Pre-Released.  The Depositary may receive Receipts in lieu of Shares in satisfaction of a Pre-Release.  Each Pre-Release will be (a) preceded or accompanied by a written representation from the person to whom Receipts are to be delivered that such person, or its customer, (i) owns the Shares or Receipts to be remitted, as the case may be, (ii) assigns all beneficial right, title and interest in such Shares to the Depositary for the benefit of the Owners, and (iii) agrees in effect to hold such Shares for the account of the Depositary until delivery of the same upon the Depositary's request, (b) at all times fully collateralized (such collateral marked to market daily) with cash, U.S. Government securities or such other collateral as the Depositary determines, in good faith, will provide substantially similar liquidity and security, (c) terminable by the Depositary on not more than five (5) business days notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate.  The number of American Depositary Shares which are outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the Shares deposited under the Deposit Agreement; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it reasonably deems appropriate and may, with the prior written consent of the Company, change such limit for purposes of general application.  The Depositary will also set limits with respect to the number of Pre-Released Receipts involved in transactions to be done hereunder with any one person on a case by case basis as it deems appropriate.  The collateral referred to in clause (b) above shall be held by the Depositary for the benefit of the holders as security for the performance of the obligations to deliver Shares set forth in clause (a) above (and shall not, for the avoidance of doubt, constitute Deposited Securities hereunder).

The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

9.

TITLE TO RECEIPTS.

It is a condition of this Receipt and every successive Beneficial Owner and Owner by accepting or holding the same consents and agrees, that title to this Receipt when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument, provided, however, that the Company and the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement or for all other purposes and neither the Company nor the Depositary shall have any obligation or be subject to any liability under the Deposit Agreement to any Beneficial Owner of this Receipt unless such Beneficial Owner is the Owner hereof.

10.

VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary and, if a Registrar for the Receipts shall have been appointed, countersigned by the manual or facsimile signature of a duly authorized officer of the Registrar.

11.

REPORTS; INSPECTION OF TRANSFER BOOKS.

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the Securities and Exchange Commission.  Such reports and communications will be available for inspection and copying by Beneficial Owners and Owners at the public reference facilities maintained by the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549.

The Depositary will make available for inspection by Owners of Receipts at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary or the Custodian or the nominee of either as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company.  The Depositary will also send to Owners copies of such reports and communications when furnished by the Company pursuant to Section 5.6 of the Deposit Agreement.  Any such reports and communications, including any such proxy soliciting material, furnished to the Depositary by the Company shall be furnished in English to the extent such materials are required to be translated into English pursuant to any regulations of the Commission.

The Depositary will keep books for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the Owners of Receipts provided that such inspection shall not be for the purpose of communicating with Owners of Receipts in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

12.

DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary or the Custodian receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will as promptly as practicable, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the Deposit Agreement, convert such dividend or distribution into dollars and will as promptly as practicable  distribute the amount thus received (net of the expenses of the Depositary as provided in Article 7 hereof and Section 5.9 of the Deposit Agreement) to the Owners of Receipts entitled thereto in proportion to the number of American Depositary Shares representing such Deposited securities held by them respectively, provided, however, that the Depositary shall make appropriate adjustments in the amounts so distributed in respect of (a) any such Deposited Securities being not entitled, by reason of date of issuance or otherwise, to receive all or any portion of such distribution or (b) any amounts (i) withheld or required to be withheld by the Company, the Custodian or the Depositary from any such distribution pursuant to Section 3.2 of the Deposit Agreement or otherwise on account of taxes or other governmental charges, or (ii) charged by the Depositary in the conversion of foreign currency into Dollars pursuant to Section 4.5 of the Deposit Agreement.

Subject to the provisions of Sections 4.11 and 5.9 of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in Sections 4.1, 4.3 or 4.4 of the Deposit Agreement, the Depositary will as promptly as practicable, after consultation with the Company, cause the securities or property received by it to be distributed to the Owners of Receipts entitled thereto in proportion to the number of American Depositary Shares representing such Deposited securities held by them respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners of Receipts entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees of the Depositary as provided in Article 7 hereof and Section 5.9 of the Deposit Agreement) shall be distributed by the Depositary to the Owners of Receipts entitled thereto as in the case of a distribution received in cash.

If any distribution consists of a dividend in, or free distribution of, Shares, the Depositary may, after consultation with the Company, and shall, if the Company shall so request, distribute as promptly as practicable to the Owners of outstanding Receipts entitled thereto in proportion to the number of American Depositary Shares representing such Deposited securities held by them respectively, additional Receipts evidencing an aggregate number of American Depositary Shares representing the amount of Shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.11 of the Deposit Agreement and the payment of the fees of the Depositary as provided in Article 7 hereof and Section 5.9 of the Deposit Agreement.  In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions set forth in Section 4.1 of the Deposit Agreement.  If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

In connection with any distribution to holders of Deposited Securities, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld by the Company and owing to such authority or agency by the Company, and the Depositary or the Custodian, respectively,  will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld by the Depositary or the Custodian, respectively, and owing to such authority or agency by the Depositary or the Custodian, respectively.  In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners of Receipts entitled thereto in proportion to the number of American Depositary Shares held by them respectively, and the Depositary shall distribute any unsold balance of such property in accordance with the provisions of the Deposit Agreement.

13.

RIGHTS.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall, after consultation with the Company, have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds available to such Owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse.  If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all or certain Owners but not to other Owners, the Depositary may, after consultation with the Company, distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Owner, warrants or other instruments therefor in such form as it deems appropriate.

In circumstances in which rights would otherwise not be distributed, if an Owner of Receipts requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Owner hereunder, the Depositary will make such rights available to such Owner upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.

If the Depositary has distributed warrants or other instruments for rights to all or certain Owners, then upon instruction pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Owner, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Owner.  As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.2 of the Deposit Agreement, and shall, pursuant to Section 2.3 of the Deposit Agreement, execute and deliver Receipts to such Owner.  In the case of a distribution pursuant to the second paragraph of this Article 13, such Receipts shall be legended if required by applicable U.S. laws, and shall be subject to appropriate restrictions on sale, deposit, cancellation, and transfer under such laws.

If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain Owners, it may, after consultation with the Company, sell the rights, warrants or other instruments in proportion to the number of American Depositary Shares held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the Depositary as provided in Section 5.9 of the Deposit Agreement and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any Receipt or otherwise.

The Depositary will not offer rights to Owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to all Owners or are registered under the provisions of such Act.  If an Owner of Receipts requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary shall not effect such distribution unless it has received an opinion from counsel in the United States for the Company satisfactory to the Depositary upon which the Depositary may rely that such distribution to such Owner does not require registration under the Securities Act of 1933.  In no event shall the Company have any obligation to register such rights or any securities under the Securities Act of 1933, secure an exemption for such rights or any securities under the Securities Act of 1933, or furnish the aforementioned opinion.  The Beneficial Owners of Receipts alone shall be responsible for payment of any taxes or other governmental charges due as a result of sales or transfers pursuant to this Article 13.

The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

14.

CONVERSION OF FOREIGN CURRENCY.

Whenever the Depositary shall receive foreign currency, by way of dividends or other cash distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the reasonable judgment of the Depositary be converted on a reasonable basis into dollars, the lawful currency of the United States (hereinafter called “Dollars”) and the resulting Dollars transferred to the United States, the Depositary shall, as promptly as practicable convert or cause to be converted, by sale or in any other manner that it may determine, such foreign currency into Dollars, and such Dollars shall as promptly as practicable be distributed to the Owners entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants and/or instruments upon surrender thereof for cancellation.  Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be net of any taxes, governmental charges or expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.9 of the Deposit Agreement.

If such conversion or distribution can be effected only with some approval or license of any government or agency thereof, the Depositary may make an application for such approval or license (in its own name as agent or on behalf of the Owners, or in the name of the Owners), provided, that it shall have no obligation to make such an application unless it may do so without incurring any expense or liability.

If at any time the Depositary or the Custodian shall determine that in its reasonable judgment any foreign currency received by the Depositary or the Custodian is not convertible on a reasonable basis into Dollars transferable to the United States or if any approval or license of any government or agency thereof that is required for such conversion is denied or in the reasonable opinion of the Depositary is not obtainable, at a reasonable cost or within a reasonable period, the Depositary may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.

If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Owners entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled thereto.

15.

RECORD DATES.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, the Depositary shall fix a record date which date shall, to the extent practicable, be either (x) the same date as the record date fixed by the Company with respect to the applicable Deposited Securities, or (y) if different from such record date fixed by the Company, be fixed after consultation with the Company, for the determination of the Owners of Receipts who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) entitled to give instructions for the exercise of voting rights at any such meeting.

16.

VOTING OF DEPOSITED SECURITIES.

Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities, the Depositary shall, as soon as practicable thereafter, mail to the Owners of Receipts a notice, the form of which notice shall be in the reasonable discretion of the Depositary, which shall contain (a) such information as is contained in such notice of meeting, (b) a statement that the Owners of Receipts as of the close of business on a specified record date will be entitled, subject to any applicable provision of Chilean law and of the Estatutos of the Company, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective American Depositary Shares, and (c) a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given (or be deemed given in accordance with the next to the last sentence of this Article 16 if no instruction is received) to the Depositary to give a discretionary proxy to a person designated by the Company.  Upon the written request of an Owner of a Receipt on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor, in so far as practicable, to vote or cause to be voted the amount of Shares or other Deposited Securities represented by such American Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request.  The Depositary shall not vote or attempt to exercise the right to vote that attaches to such Shares or other Deposited Securities, other than in accordance with such instructions.  The Depositary shall not itself exercise any voting discretion over any Deposited Securities.  If no instructions are received by the Depositary from any Owner with respect to any of the Deposited Securities represented by the American Depositary Shares evidenced by such Owner's Receipts on or before the date established by the Depositary for such purpose, the Depositary shall deem such Owner to have instructed the Depositary to give a discretionary proxy to the president of the Company with respect to such Deposited Securities and the Depositary shall give a discretionary proxy to the president of the Company to vote such Deposited Securities, provided that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary (and the Company agrees to provide such information promptly in writing) that (a) the president of the Company does not wish such proxy given or (b) such matter materially and adversely affects the rights of holders of the Shares.  If any requirement of Chilean law, of the Estatutos of the Company, or of any securities exchange on which Shares, other Deposited Securities, Receipts or the American Depositary Shares evidenced thereby are listed, does not permit the Depositary to vote (or to vote on any particular matter) in accordance with instructions received from Owners or in accordance with a deemed discretionary proxy, the Depositary shall not vote the Shares or other Deposited Securities.

17.

CHANGES AFFECTING DEPOSITED SECURITIES.

In circumstances where the provisions of Section 4.3 of the Deposit Agreement do not apply, upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence.  In any such case the Depositary may, after consultation with the Company, and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

18.

LIABILITY OF THE COMPANY AND DEPOSITARY.

Neither the Depositary nor the Company nor any of their directors, officers, employees or agents shall incur any liability to any Owner or Beneficial Owner, if by reason of any provision of any present or future law or regulation of the United States, Chile, or any other country, or of any other governmental or regulatory authority or, in the case of the Depositary or its directors, officers, employees or agents, by reason of the Estatutos of the Company or the Deposited Securities, or by reason of any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, or by reason of any act of God or war or terrorism or other circumstances beyond its control, the Depositary or the Company, or any of their directors, officers, employees or agents, shall be prevented or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement the Company’s Estatutos or the Deposited Securities it is provided shall be done or performed; nor shall the Depositary or the Company incur any liability to any Owner or Beneficial Owner by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement, the Company's Estatutos or the Deposited Securities, it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement.  Where, by the terms of a distribution pursuant to Sections 4.1, 4.2, or 4.3 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.4 of the Deposit Agreement, such distribution or offering may not be made available to Owners of Receipts, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse.  Neither the Company nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Owners or Beneficial Owners, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith.  The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited Securities.  Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary.  Neither the Depositary nor the Company shall be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or Beneficial Owner, or any other person believed by it in good faith to be competent to give such advice or information.  Each of the Depositary and the Company may rely and shall be protected in relying upon any written notice request, direction or other document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.  The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is without negligence and in good faith.  The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.  The Company agrees to indemnify the Depositary, its directors, employees, agents and affiliates and any Custodian against, and hold each of them harmless from, any liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) which may arise (a) out of acts performed or omitted, in accordance with the provisions of the Deposit Agreement or the Receipts, as the same may be amended, modified, or supplemented from time to time, (i) by either the Depositary or a Custodian or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence or bad faith of either of them, or (ii) by the Company or any of its directors, employees, agents and affiliates; (b) out of or in connection with any offer or sale to the public of the American Depositary Shares evidenced by Receipts or any registration statement under the Securities Act of 1933 in respect thereof, except to the extent such loss, liability, or expense is due to information (or omissions from such information) relating to such indemnified person, furnished in writing to the Company by such indemnified person expressly for use in a registration statement under the Securities Act of 1933; or (c) out of or in connection with any tax levied or asserted by Chile on the Depositary or a Custodian (including without limiting the generality of the foregoing any tax on a gain realized, or deemed to be realized, upon the withdrawal or sale of Shares or other Deposited Securities, but excluding a tax on the Depositary's or Custodian's overall net income) as a result of performing its functions hereunder or in respect hereof.  The indemnity in the foregoing clause (c) is not intended to relieve any Owner of any liability it may have with respect to such Chilean taxes.  The indemnities contained in this paragraph shall not extend to any liability or expense which may arise out of any Pre-Release.

19.

RESIGNATION AND REMOVAL OF THE DEPOSITARY; APPOINTMENT OF SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may at any time be removed by the Company by written notice of such removal, effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  Whenever the Depositary in its discretion determines that it is in the best interest of the Owners of Receipts to do so, it may appoint a substitute or additional custodian or custodians.

20.

AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable.  Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees and cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of thirty (30) days after notice of such amendment shall have been given to the Owners of outstanding Receipts.  Every Owner or Beneficial Owner of a Receipt at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt or beneficial interest therein, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Owner of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby except in order to comply with mandatory provisions of applicable law.

21.

TERMINATION OF DEPOSIT AGREEMENT.

The Depositary at any time at the direction of the Company, shall terminate the Deposit Agreement by mailing notice of such termination to the Owners of all Receipts then outstanding at least sixty (60) days prior to the date fixed in such notice for such termination.  The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Company and the Owners of all Receipts then outstanding if at any time ninety (90) days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.4 of the Deposit Agreement.  On and after the date of termination, the Owner of a Receipt will, upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender of Receipts referred to in Section 2.5 of the Deposit Agreement, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt.  If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell property and rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges).  At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds.  After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges) and for its obligations to the Company with respect to indemnification.  Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary with respect to indemnification, charges, and expenses.

22.

SUBMISSION TO JURISDICTION.

In the Deposit Agreement, the Company has (i) irrevocably designated and appointed Terranova Forest Products, Inc., 2440 Clements Ferry Road, Wando, in the State of South Carolina, as the Company’s authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Shares or Deposited Securities, the American Depositary Shares, the Receipts or this Deposit Agreement, (ii) consented and submitted to the jurisdiction of any state or federal court in the Borough of Manhattan, the City of New York, in the State of New York in which any such suit or proceeding may be instituted, and (iii) agreed that service of process upon said authorized agent shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.

23.

WAIVER OF IMMUNITIES.

To the extent that the Company or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court as provided in Section 7.6 of the Deposit Agreement, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with the Shares or Deposited Securities, the American Depositary Shares, the Receipts or this Agreement to the extent provided in such Section 7.6, the Company, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

24.

COMPLIANCE WITH CHILEAN LAW; DISCLOURE OF INTERESTS.

By holding American Depositary Shares Owners and Beneficial Owners shall be deemed to agree to comply with certain obligations under Chilean securities regulation including, without limitation, obligations under Articles 12 and 54 and Title XV of Law 18,045 of Chile and the regulations issued by the SVS in connection therewith.

Article 12 requires that, among other things, shareholders of a Chilean corporation (which would include Owners) report to the SVS and the stock exchanges in Chile on which those shares are listed:

(i)

any direct or indirect acquisition or sale of Receipts that results in the Owner or Beneficial Owner acquiring or ceasing to own, directly or indirectly, 10% or more of the total share capital of such corporation; and

(ii)

any direct or indirect acquisition or sale of shares or options to buy or sell shares, in any amount, made by (a) an Owner or Beneficial Owner that owns Receipts representing 10% or more of such corporation’s shares or (b) a director, liquidator, general manager, manager or holder of certain other offices of such corporation.

In addition, shareholders required to report under clause (i) or (ii)(a) above  must state in their report whether their purpose is to acquire control of the corporation or to make a financial investment.  A Beneficial Owner of American Depositary Shares representing 10% or more of the Company’s share capital will be subject to the above reporting requirements under Chilean law.

Under Article 54 of Law 18,045 of Chile and the regulations of the SVS,  persons or entities intending to acquire control, directly or indirectly, of  a publicly traded company, including through acquisitions to be made through direct subscriptions or private transactions, are required to inform the public of that intention as soon as negotiations regarding the change of control begin (i.e., when information and documents concerning the target are delivered to the potential acquirer), but in any case at least ten (10) business days before the date on which the transaction is to be completed, by publishing a notice in two Chilean newspapers, which notice must disclose, among other information, the person or entity purchasing, the proposed price, and the status of any negotiations.  Before making the publication referred to in the preceding sentence, the person or entity must send a written communication containing the same information to be published to the target corporation, the controlling corporation, the corporations controlled by the target corporation, the SVS and the Chilean stock exchanges on which the company’s securities are listed.

In addition to the foregoing, Article 54A of Law 18,045 of Chile requires that, within the two (2) business days following completion of the transactions pursuant to which a person has acquired control of a publicly traded company, (i) a notice must be published in the same newspapers in which the publication referred to in Article 54 has been made and (ii) notice must be sent to the same persons indicated in Article 54.

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